Exhibit 99.1

KalVista Pharmaceuticals Reports Fiscal Second Quarter Results

– Regulatory Filing Submitted for Second Candidate in Oral Hereditary Angioedema

(HAE) Plasma Kallikrein Inhibitor Portfolio –

– Cash Through Data Inflection Points in Both HAE and Diabetic Macular Edema Programs –

Cambridge, MA, December 14, 2017 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today reported operational and financial results for the fiscal second quarter ended October 31, 2017.

“Since announcing the collaboration agreement with Merck, we have been focused on finalizing a Phase 2 clinical trial design for KVD001 that will enable our best chance for success, and we remain on track to initiate that trial this year,” said Andrew Crockett, Chief Executive Officer of KalVista. “We also submitted the regulatory filing to enter the clinic with our second oral plasma kallikrein inhibitor candidate for potential treatment of hereditary angioedema, KVD900, and there will be at least one additional HAE portfolio candidate entering the clinic in 2018.”

Recent Business Highlights:

•	Announced collaboration with Merck for investigational plasma kallikrein inhibitors for treatment of diabetic macular edema (DME). Under the terms of the agreement, KalVista has granted to Merck certain rights including an option to acquire KVD001 through a period following completion of the Phase 2 proof-of-concept trial that KalVista intends to commence this year. KalVista also granted to Merck a similar option to acquire investigational orally delivered molecules for DME that KalVista will continue to develop as part of its ongoing research and development activities. Merck paid KalVista a $37 million upfront fee and KalVista is further eligible to receive payments associated with the exercise of the options by Merck and the achievement of milestones for each program that potentially total up to $715 million. KalVista also will receive tiered royalties on net sales for therapeutic candidates commercialized under this agreement. In addition to the collaboration, KalVista entered into a separate $9.1 million private placement transaction with Merck under which Merck acquired a 9.9% ownership stake in KalVista concurrent with the execution of the Option Agreement.

Fiscal Second Quarter Financial Results:

•	Revenue: Revenue was $1.1 million for the three months ended October 31, 2017, compared to $0.2 million for the same period in 2016. The increase in revenue is primarily due to revenue recognized from the Merck collaboration fee.

•	R&D Expenses: Research and development expenses were $4.4 million for the three months ended October 31, 2017, compared to $2.9 million for the same period in 2016. The increase in R&D expense is due to an overall increase in research activities, primarily driven by preparations for the KVD001 Phase 2 trial as well as spending on our other development programs.

•	G&A Expenses: General and administrative expenses were $2.7 million for the three months ended October 31, 2017, compared to $1.3 million for the same period in 2016. The increase was primarily due to $1.2 million of payroll related expenses and $0.2 million of other administrative expenses related to the increased cost of operations as a public company.

•	Net Loss: Net loss was $5.0 million, or $(0.50) per basic and diluted share for the three months ended October 31, 2017, compared to a net loss of $3.3 million, or $(5.98) per basic and diluted share, for the same period in 2016.

•	Cash: Cash and cash equivalents were $28.1 million as of October 31, 2017. The $37 million Merck upfront payment was received in November 2017.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceuticals company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors from which it plans to select multiple drug candidates to advance into clinical trials for HAE. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 27, 2017, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	October 31, 2017	April 30, 2017
Assets

Current assets:
Cash and cash equivalents	$28,128	$30,950
Research and development tax credit receivable	3,718	2,250
Grants and other receivables	893	297
Prepaid expenses and other current assets	1,400	751

Total current assets	34,139	34,248
Property and equipment, net	602	97

Total assets	$34,741	$34,345

Liabilities and Stockholders' Equity

Accounts payable	$1,040	$1,153
Accrued expenses	2,253	1,865
Capital lease liability - current portion	220	—

Total current liabilities	3,513	3,018

Long-term liabilities:
Capital lease liability, net of current portion	149	—

Total long-term liabilities	149	—

Stockholders’ equity
Common stock, $0.001 par value	11	10
Additional paid-in capital	99,408	89,815
Accumulated deficit	(65,769)	(55,855)
Accumulated other comprehensive loss	(2,571)	(2,643)

Total stockholders’ equity	31,079	31,327

Total liabilities and stockholders' equity	$34,741	$34,345

KalVista Pharmaceuticals Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2017	2016	2017	2016
Revenue	$1,127	$197	$1,223	$1,141

Operating expenses:
Research and development	4,361	2,929	7,837	6,330
General and administrative	2,703	1,293	4,776	3,946

Total operating expenses	7,064	4,222	12,613	10,276

Operating loss	(5,937)	(4,025)	(11,390)	(9,135)

Other income (expense):
Interest income	1	10	3	24
Foreign currency exchange gain (loss)	83	352	51	1,706
Other income	867	368	1,422	650

Total other income	951	730	1,476	2,380

Net loss	$(4,986)	$(3,295)	$(9,914)	$(6,755)

Net loss per share to common stockholders, basic and diluted	$(0.50)	$(5.98)	$(1.01)	$(12.66)

Weighted average common shares outstanding, basic and diluted	10,003,963	709,500	9,858,502	690,719

KalVista Pharmaceuticals Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended October 31
	2017	2016
Cash Flows from Operating Activities
Net loss	$(9,914)	$(6,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	79	19
Stock-based compensation	494	67
Foreign currency exchange rate (gain) loss	31	(1,706)
Changes in operating assets and liabilities:
Research and development tax credit receivable	(1,397)	(650)
Prepaid expenses and other current assets	(636)	272
Grants and other receivables	(590)	148
Accounts payable	(139)	(74)
Accrued expenses	365	(1,122)
Due to related parties	—	(39)

Net cash used in operating activities	(11,707)	(9,841)

Cash Flows from Investing Activities
Acquisition of property and equipment	(161)	(61)

Net cash used in investing activities	(161)	(61)

Cash Flows from Financing Activities
Capital lease principal payments	(49)	—
Issuance of common stock	9,100	—

Net cash provided by financing activities	9,051	—

Effect of exchange rate changes on cash	(5)	(1,177)

Net decrease in cash and cash equivalents	(2,822)	(11,079)
Cash and cash equivalents, beginning of year	30,950	21,764

Cash and cash equivalents, end of year	$28,128	$10,685